UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Meridian Resource Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

RISKMETRICS RECOMMENDS MERIDIAN STOCKHOLDERS
VOTE “FOR” MERGER WITH ALTA MESA
Houston, Texas — March 10, 2010 — The Meridian Resource Corporation (NYSE: TMR) today announced that RiskMetrics Group (formerly Institutional Shareholder Services, or ISS) an independent proxy advisory firm, recommended that Meridian Resource stockholders vote “FOR” the proposed merger with Alta Mesa Holdings.
In recommending that Meridian’s stockholders vote “FOR” the proposed merger, RiskMetrics Group stated in its conclusion: “Given the financial condition of the company, the robust strategic process undertaken, and the potential downside of not approving this transaction, it is recommended that shareholders support the merger agreement with Alta Mesa.” RiskMetrics Group provides voting advice to hundreds of institutional investors, mutual and pension funds and other fiduciaries.
Additionally, two other proxy advisory firms, Egan-Jones Proxy Services and PROXY Governance, INC. also recommended the stockholders vote “FOR” the proposed merger.
The stockholder vote on the transaction will take place at a special meeting to be held Tuesday, March 30, 2010 at 10:00 a.m., central time, at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney in Houston, Texas. Meridian’s shareholders of record as of the close of business on February 8, 2010 will be entitled to notice of, and to vote at, the special meeting.
The shareholder’s vote on this merger is very important.
A failure to cast any vote on the merger proposal will have the same effect as a vote against the proposal. Therefore, regardless of the number of shares you own, it is important they be represented at the meeting.
•	VOTE BY TOUCHTONE PHONE: Shareholders may cast their votes by calling the toll-free number on the proxy card they received in the mail. Follow the instructions on the proxy card to cast your ballot.

•	VOTE THROUGH THE INTERNET: Shareholders may cast their votes by logging into the Internet address located on the proxy card they received and follow the instructions on the website.

•	VOTE BY MAIL: Shareholders may cast their votes by mail by signing, dating and mailing the proxy card they received in the postage-prepaid return envelope provided.
If you have any questions relating to the special meeting, voting your shares, or need to request additional proxy materials, you may call our proxy solicitation advisors, The Altman Group, toll-free at (877) 864-5052 between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time, Monday through Friday.
1401 Enclave Parkway, Suite 300 · Houston, Texas 77077 · (281) 597-7000 · www.tmrc.com

Forward-Looking Statements
Statements identified by the words “expects,” “plans,” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties regarding the transactions described that may cause actual future activities and results to be materially different from those suggested or described in this press release. Risks and uncertainties regarding the proposed merger with Alta Mesa Holdings, LP and the other transactions described include, but are not limited to, the possibility that the closing of the merger does not occur, either due to the failure of closing conditions, including the approval of the shareholders of Meridian, rights of the parties to terminate the merger agreement, or other reasons, risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger, the outcome of legal proceedings that have been, or may be, initiated against Meridian related to the merger and the amount of the costs, fees, expenses and charges related to the merger. Other risks relating to Meridian are described in Meridian’s documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K, as amended, for the year ended December 31, 2008 and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q, including risks associated with our default under our credit facility and other lending arrangements.
About Meridian
The Meridian Resource Corporation is an independent oil and natural gas company that explores for, acquires and develops oil and natural gas properties. Through its wholly owned subsidiaries, Meridian holds interests primarily in the onshore oil and natural gas regions of south Louisiana and Texas and offshore in the Gulf of Mexico.
FOR MORE INFORMATION CONTACT:
Lance L. Weaver at (281) 597-7125
lweaver@tmrx.com
The Meridian Resource Corporation Website: www.tmrc.com
Click here to join our email alert list
http://www.b2i.us/irpass.asp?BzID=1440&to=ea&s=0
1401 Enclave Parkway, Suite 300 · Houston, Texas 77077 · (281) 597-7000 · www.tmrc.com